United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and
Amendments Thereto Filed Pursuant to § 240.13d-2(a)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 11)*

Centennial Resource Development, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

15136A102

(CUSIP Number)

Dianna Rosser Aprile

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

(212) 993-0076

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

March 5, 2021

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15136A102	13D	Page 1 of 28 Pages

1	Names of Reporting Persons Silver Run Sponsor, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 11,335,953
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,335,953

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,335,953
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 4.0%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 2 of 28 Pages

1	Names of Reporting Persons Silver Run Sponsor Manager, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 11,335,953
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,335,953

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,335,953
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 4.0%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 3 of 28 Pages

1	Names of Reporting Persons REL US Centennial Holdings, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.4%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 4 of 28 Pages

1	Names of Reporting Persons REL IP General Partner LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.4%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 5 of 28 Pages

1	Names of Reporting Persons REL IP General Partner Limited
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.4%
14	Type of Reporting Person CO

CUSIP No. 15136A102	13D	Page 6 of 28 Pages

1	Names of Reporting Persons Riverstone Energy Limited Investment Holdings, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.4%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 7 of 28 Pages

1	Names of Reporting Persons Riverstone Holdings II (Cayman) Limited
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.4%
14	Type of Reporting Person CO

CUSIP No. 15136A102	13D	Page 8 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI USRPI AIV, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 6,236,664
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,236,664

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,236,664
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 9 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI USRPI AIV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 6,236,664
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,236,664

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,236,664
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 10 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI Partners GP (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 6,236,664
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,236,664

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,236,664
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 11 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI GP Cayman LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 6,236,664
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,236,664

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,236,664
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 12 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI GP Ltd.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 6,236,664
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,236,664

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,236,664
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person CO

CUSIP No. 15136A102	13D	Page 13 of 28 Pages

1	Names of Reporting Persons Riverstone VI Centennial QB Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 62,042,575
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 62,042,575

11	Aggregate Amount Beneficially Owned by Each Reporting Person 62,042,575
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 22.2%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 14 of 28 Pages

1	Names of Reporting Persons Riverstone Energy Partners VI, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 62,042,575
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 62,042,575

11	Aggregate Amount Beneficially Owned by Each Reporting Person 62,042,575
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 22.2%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 15 of 28 Pages

1	Names of Reporting Persons Riverstone Energy GP VI, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 62,042,575
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 62,042,575

11	Aggregate Amount Beneficially Owned by Each Reporting Person 62,042,575
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 22.2%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 16 of 28 Pages

1	Names of Reporting Persons Riverstone Energy GP VI Corp
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 62,042,575
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 62,042,575

11	Aggregate Amount Beneficially Owned by Each Reporting Person 62,042,575
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 22.2%
14	Type of Reporting Person CO

CUSIP No. 15136A102	13D	Page 17 of 28 Pages

1	Names of Reporting Persons Riverstone Holdings LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 73,378,528
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 73,378,528

11	Aggregate Amount Beneficially Owned by Each Reporting Person 73,378,528
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 25.7%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 18 of 28 Pages

1	Names of Reporting Persons Riverstone/Gower Mgmt Co Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 88,558,499
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 88,558,499

11	Aggregate Amount Beneficially Owned by Each Reporting Person 88,558,499
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 31.0%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 19 of 28 Pages

1	Names of Reporting Persons Riverstone Management Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 88,558,499
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 88,558,499

11	Aggregate Amount Beneficially Owned by Each Reporting Person 88,558,499
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 31.0%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 20 of 28 Pages

1	Names of Reporting Persons David M. Leuschen
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 94,795,163
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 94,795,163

11	Aggregate Amount Beneficially Owned by Each Reporting Person 94,795,163
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 33.2%
14	Type of Reporting Person IN

CUSIP No. 15136A102	13D	Page 21 of 28 Pages

1	Names of Reporting Persons Pierre F. Lapeyre, Jr.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 94,795,163
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 94,795,163

11	Aggregate Amount Beneficially Owned by Each Reporting Person 94,795,163
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 33.2%
14	Type of Reporting Person IN

CUSIP No. 15136A102	13D	Page 22 of 28 Pages

Explanatory Note

This Amendment No. 11 to Schedule 13D (this “Amendment No. 11”) amends and supplements the statement on Schedule 13D filed with the United States Securities and Exchange Commission on October 21, 2016 (as amended to date, the “Schedule 13D”), relating to the Class A Common Stock (the “Class A Common Stock”) of Centennial Resource Development, Inc. (formerly known as Silver Run Acquisition Corporation) (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is amended and supplemented as follows:

March 2021 Sales

On March 5, 2021, Silver Run Sponsor sold 3,356,280 shares of Class A Common Stock of the Issuer in open market transactions at a price of $5.60 per share.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

(a) – (b)

The following sets forth, as of the date hereof, the aggregate number of shares of Class A Common Stock and percentage of Class A Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Class A Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 278,916,306 shares of Class A Common Stock outstanding as of February 19, 2021, and assumes the exercise of all warrants to purchase Class A Common Stock beneficially owned by each Reporting Person, but not by any of the other Reporting Persons.

CUSIP No. 15136A102	13D	Page 23 of 28 Pages

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Silver Run Sponsor, LLC	11,335,953	4.0%	0	11,335,953	0	11,335,953
Silver Run Sponsor Manager, LLC	11,335,953	4.0%	0	11,335,953	0	11,335,953
REL US Centennial Holdings, LLC	15,179,971	5.4%	0	15,179,971	0	15,179,971
REL IP General Partner LP	15,179,971	5.4%	0	15,179,971	0	15,179,971
REL IP General Partner Limited	15,179,971	5.4%	0	15,179,971	0	15,179,971
Riverstone Energy Limited Investment Holdings, LP	15,179,971	5.4%	0	15,179,971	0	15,179,971
Riverstone Holdings II (Cayman) Ltd.	15,179,971	5.4%	0	15,179,971	0	15,179,971
Riverstone Non-ECI USRPI AIV, L.P.	6,236,664	2.2%	0	6,236,664	0	6,236,664
Riverstone Non-ECI USRPI AIV GP, L.L.C.	6,236,664	2.2%	0	6,236,664	0	6,236,664
Riverstone Non-ECI Partners GP (Cayman), L.P.	6,236,664	2.2%	0	6,236,664	0	6,236,664
Riverstone Non-ECI GP Cayman LLC	6,236,664	2.2%	0	6,236,664	0	6,236,664
Riverstone Non-ECI GP Ltd.	6,236,664	2.2%	0	6,236,664	0	6,236,664
Riverstone VI Centennial QB Holdings, L.P.	62,042,575	22.2%	0	62,042,575	0	62,042,575
Riverstone Energy Partners VI, L.P.	62,042,575	22.2%	0	62,042,575	0	62,042,575
Riverstone Energy GP VI, LLC	62,042,575	22.2%	0	62,042,575	0	62,042,575
Riverstone Energy GP VI Corp	62,042,575	22.2%	0	62,042,575	0	62,042,575
Riverstone Holdings LLC	73,378,528	25.7%	0	73,378,528	0	73,378,528
Riverstone/Gower Mgmt Co Holdings, L.P.	88,558,499	31.0%	0	88,558,499	0	88,558,499
Riverstone Management Group, L.L.C.	88,558,499	31.0%	0	88,558,499	0	88,558,499
David M. Leuschen	94,795,163	33.2%	0	94,795,163	0	94,795,163
Pierre F. Lapeyre Jr.	94,795,163	33.2%	0	94,795,163	0	94,795,163

Silver Run Sponsor is the record holder of 4,509,451 shares of Class A Common Stock and warrants to purchase an additional 6,826,502 shares of Class A Common Stock that are exercisable at any time. REL US is the record holder of 15,179,971 shares of Class A Common Stock. Riverstone Non-ECI is the record holder of 6,236,664 shares of Class A Common Stock. Riverstone QB Holdings is the record holder of 62,042,575 shares of Class A Common Stock.

Mr. Leuschen and Mr. Lapeyre are the managing directors of Riverstone Management and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management. Riverstone Management is the general partner of Riverstone/Gower, which is the sole member of Riverstone Holdings and the sole shareholder of Riverstone Holdings II. Riverstone Holdings is the managing member of Silver Run Manager, which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor. Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings is also the sole shareholder of Riverstone Energy Corp, which is the managing member of Riverstone Energy GP, which is the general partner of Riverstone Energy Partners, which is the general partner of Riverstone QB Holdings. As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings. Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings II is the general partner of Riverstone Investment, which is the sole shareholder of REL IP GP, which is the general partner of REL IP, which is the managing member of REL US. As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US. Each such entity or person disclaims beneficial ownership of these securities.

CUSIP No. 15136A102	13D	Page 24 of 28 Pages

Non-ECI GP Ltd. is the sole member of Non-ECI Cayman GP, which is the general partner of Non-ECI Cayman, which is the sole member of Riverstone Non-ECI GP, which is the general partner of Riverstone Non-ECI. Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI. As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI. Each such entity or person disclaims beneficial ownership of these securities.

(c)	Except as described in Item 4, during the past 60 days neither the Reporting Persons nor any of the Related Persons has effected any transactions with respect to the Class A Common Stock.

(d)	None.

(e)	Not applicable.

CUSIP No. 15136A102	13D	Page 25 of 28 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	March 9, 2021

Silver Run Sponsor, LLC
		By:	Silver Run Sponsor Manager, LLC, its managing member

		By:	/s/ Peter Haskopoulos
		Name:	Peter Haskopoulos
		Title:	Managing Director

Silver Run Sponsor Manager, LLC

		By:	/s/ Peter Haskopoulos
		Name:	Peter Haskopoulos
		Title:	Managing Director

REL US Centennial Holdings, LLC
		By:	REL IP General Partner LP, its managing member
		By:	REL IP General Partner Limited, its general partner

		By:	/s/ Peter Haskopoulos
		Name:	Peter Haskopoulos
		Title:	Director

REL IP General Partner LP
		By:	REL IP General Partner Limited, its general partner

		By:	/s/ Peter Haskopoulos
		Name:	Peter Haskopoulos
		Title:	Director

REL IP General Partner Limited

		By:	/s/ Peter Haskopoulos
		Name:	Peter Haskopoulos
		Title:	Director

CUSIP No. 15136A102	13D	Page 26 of 28 Pages

Riverstone Energy Limited Investment Holdings, LP
By:	Riverstone Holdings II (Cayman) Ltd., its general partner

By:	/s/ David M. Leuschen
Name:	David M. Leuschen
Title:	Director

Riverstone Holdings II (Cayman) Ltd.

By:	/s/ David M. Leuschen
Name:	David M. Leuschen
Title:	Director

Riverstone Non-ECI USRPI AIV, L.P.
By:	Riverstone Non-ECI USRPI AIV GP, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Non-ECI USRPI AIV GP, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Non-ECI Partners GP (Cayman), L.P.
By:	Riverstone Non-ECI GP Cayman LLC, its general partner
By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

CUSIP No. 15136A102	13D	Page 27 of 28 Pages

Riverstone Non-ECI GP Cayman LLC
By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

Riverstone Non-ECI GP Ltd.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

Riverstone VI Centennial QB Holdings, L.P.
By:	Riverstone Energy Partners VI, L.P., its general partner
By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy Partners VI, L.P.
By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP VI, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP VI Corp

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Vice President

CUSIP No. 15136A102	13D	Page 28 of 28 Pages

Riverstone Holdings LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

Riverstone/Gower Mgmt Co Holdings, L.P.
By:	Riverstone Management Group, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

Riverstone Management Group, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

David M. Leuschen

By:	/s/ David M. Leuschen

Pierre F. Lapeyre, Jr.

By:	/s/ Pierre F. Lapeyre